                                                                    Exhibit 99.1

Risk Factors Contained in Bairnco Corporation (the "Corporation", "we" or "our")
    Annual Report on Form 10-K for the Twelve Months ended December 31, 2006

Item 1A.  RISK FACTORS

    The Corporation's future results may be affected by a number of factors over which we have little or no control.  The following  issues,  uncertainties,  and risks,  among other things,  should be considered in evaluating our business and future outlook.  Additional risks not currently  identified or known to us could also negatively impact our financial results.

    This  annual  report on Form  10-K and  other  written  reports  and  public statements  made by us from time to time may contain  statements  which,  to the extent  they are not  based  on  historical  fact,  constitute  forward  looking statements made pursuant to the Safe Harbor Provisions of the Private Securities
Litigation  Reform Act of 1995.  Forward-looking  statements are made based upon
management's   expectations,   assumptions   and   beliefs   concerning   future
developments and their potential  effect upon the Corporation.  While we believe in good faith that these  expectations,  assumptions and beliefs are reasonable, investors are cautioned  that all forward  looking  statements  involve risk and uncertainties and may therefore be materially different from actual results.

    Investors should consider the following  factors  carefully,  in addition to the other information  contained in this Form 10-K, before deciding to purchase, sell or hold our securities:

    The Offer and the Merger may be delayed or may not be completed. Pursuant to the  terms  of  the  Merger  Agreement  (previously  filed  with  the  SEC by BZ
Acquisition  on February  23, 2007 as an exhibit to its  Schedule TO) the Offer, currently scheduled to expire on March 16, 2007, may be extended for a period up to 40 business days in the  aggregate.  The  obligation of Steel  Partners II to close the Offer is subject  to a number of  conditions  described  in the Merger
Agreement.  The obligation of Steel  Partners II to effect the Merger  following the closing of the Offer is also subject to a number of conditions  and,  unless
Steel  Partners  II holds  at least  90% of the  outstanding  shares  on a fully diluted  basis  after the  closing of the Offer,  approval  of the Merger by the shareholders  (including Steel Partners II and its affiliates) will be required, which could take several  months to procure.  Accordingly,  we cannot assure you that either the Offer or the Merger will be  completed  in a timely  manner,  or completed at all.  [The Offer and the Merger  closed in April 2007, as described in the WHX Quarterly Report on Form 10-Q for the quarterly period ended June 30,
2007.]

    A decline in governmental funding for military  operations.  If, as a result of a loss of  funding  or a  significant  cut in federal  budgets,  spending  on military projects were to be reduced significantly,  our earnings and cash flows related to the Electronic Materials segment could be negatively effected.

    Potential  supply   constraints  and  significant   price   fluctuations  of
electricity,  natural gas and other petroleum based products.  In our production and  distribution  processes,  we consume  significant  amounts of  electricity, natural gas, fuel and other petroleum-based commodities, including adhesives and other products. The availability and pricing of these commodities are subject to market forces that are beyond our control. Our suppliers contract separately for the purchase of such  commodities and our sources of supply could be interrupted should our suppliers not be able to obtain these  materials due to higher demand or other factors interrupting their availability. Last year, particularly in the
Gulf Coast region affected by severe  hurricanes,  supplies of these commodities were  occasionally  disrupted  and  subject to  tremendous  price  fluctuations.
Variability  in the  supply  and prices of these  commodities  could  materially affect our operating  results from period to period and rising costs could erode our profitability.

    Weather can materially affect our quarterly results.  A significant  portion of our business in the Kasco  segment  involves  on-site  delivery,  service and repair.  In  addition,  a  significant  amount  of our  business  in the  Coated
Materials  segment is to the outdoor sign industry.  Inclement  weather  affects both our  ability to  produce  and  distribute  our  products  and  affects  our customers'  short-term  demand since their work also can be hampered by weather.
Therefore,  our results can be negatively affected by inclement weather.  Severe weather  such as  hurricanes,  tropical  storms and  earthquakes  can damage our facilities, resulting in increased repair costs and business disruption.

    We operate in a highly  competitive  industry.  In our  served  markets,  we compete  against  large  private and public  companies.  This results in intense competition in a number of markets in which we operate. In addition, the ongoing move  of our  customer  base  in the  Electronics  segment  to  low  cost  China manufacturing reduces pricing and increases competition. Significant competition could in turn lead to lower  prices,  lower  levels of shipments  and/or  higher costs in some  markets  that  could  have a  negative  effect on our  results of operations.

    Industry  consolidation  creates  more  purchasing  power for fewer,  larger customers. The electronics industry, sign industry and supermarket industry have all experienced recent  consolidations.  This trend tends to put more purchasing power in the hands of a few large  customers who can dictate lower prices of our products.  Failure to  effectively  negotiate  pricing  agreements and implement on-going  cost  down  projects  can  have  a  material  negative  impact  on our profitability.

    Failure to manage and successfully  integrate  acquisitions  could adversely affect our business.  We continually  evaluate  opportunities for growth through strategic  acquisitions.  We believe  that there are risks  related to acquiring businesses  including  overpaying for acquisitions,  losing key employees of the
acquired  business,   unanticipated  costs  associated  with  the  acquisitions, diversion of management time and resources, increased legal and compliance costs and  unanticipated  liabilities  of an acquired  company.  Failure to manage and successfully  integrate acquisitions could have a material adverse effect on our consolidated financial position, results of operations, or cash flows.

    Our future success depends  greatly upon attracting and retaining  qualified personnel.  A significant  factor in our future  profitability is our ability to attract,  develop and retain  qualified  personnel.  Our  success in  attracting qualified  personnel is affected by changing  demographics of the available pool of  workers  with the  training  and  skills  necessary  to fill  the  available positions,  the impact on the labor supply due to general  economic  conditions, and our ability to offer competitive compensation and benefit packages.

    Litigation  could  affect  our  profitability.  The  nature of our  business exposes us to various  litigation  matters  including  product liability claims, employment,  health and safety matters,  environmental  matters,  regulatory and administrative  proceedings.  We  contest  these  matters  vigorously  and  make insurance claims where appropriate. However, litigation is inherently costly and unpredictable,  making it  difficult to  accurately  estimate the outcome of any litigation.  Although we make accruals as we believe warranted, the amounts that we accrue could vary  significantly  from any amounts we actually pay due to the inherent uncertainties in the estimation process.

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